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                                                                   Exhibit 10.25

                                LABOR CONTRACT



Party A: China Finance Online (Beijing) Co., Ltd.



Party B: Bo Wu



Execution Date: May 10, 2004


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     LABOR CONTRACT, effective as of May 10, 2004, between Party A, China
Finance Online (Beijing) Co., Ltd., a company duly organized and validly existing under the laws of the People's Republic of China (the "Company"), and Party B, Bo Wu, a citizen of the United States of America, having an identification number of 340104196910292070 and a residential address of No. 26-2204, 99 Puming Road, Pudong, Shanghai, 200120 (the "VP/COO").

     Pursuant to the Labor Law of the People's Republic of China and other applicable laws and regulations and upon consultation on the basis of equality and free will, Party A and Party B hereby enter into this Contract providing for Party A's employment of Party B as a contract-based executive-level manager.

Chapter 1.  Term of Employment

     1.1  Party A and Party B agree to define the Term of Employment as follows:

          (a) Fixed term: for a period of four years beginning on June 1, 2004 and terminating on May 31, 2008.

          (b) Probation Period: The probation period will be three months beginning on June 1, 2004 and terminating on September 1, 2004.


     1.2 If both Parties desire to renew this Contract, each Party shall notify the other Party of its intent to renew this Contract thirty days prior to the expiration of this Contract.

Chapter 2.  Duties

     2.1 The Company will employ Mr. Bo Wu to serve as the Company's VP/COO based on the Company's business needs. The scope and responsibilities of the VP/COO job include the following:

          (a) To formulate and implement relevant policies and strategies regarding relevant products, markets and external cooperation to ensure the realization of the Company's development strategy;

          (b) To establish and lead such business operating mechanisms of the Company as product development, website construction, market development, external cooperation, etc.;

          (c) To establish and lead a management team with high efficiency and low cost;

          (d) To supervise and manage all business activities to ensure compliance with Chinese law and the Company's policies;

          (e) To establish and direct a mechanism for solving operating problems and to promptly solve operating problems;

          (f) To be responsible for the Company's product planning, website planning and market planning;

          (g) To participate in business development and strategic planning;

          (h) To carry out all necessary work relating to the Company's operations under the lead of CEO pursuant to the requirements of the Board of Directors;

          (i) To provide comments to the Executive Management Team and the Board of Directors regarding operating issues of the Company; and

          (j) Other responsibilities stipulated by the Board of Directors.

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     2.2  The VP/COO shall perform his duties diligently and competently pursuant to the requirements for the position.

Chapter 3.  Compensation and Stock Options

     3.1 The salary of the VP/COO shall be twenty nine thousand (29,000) RMB yuan per month (before tax) and, if the Company is successful in its initial public offering or capital management, both Parties shall renegotiate the VP/COO's salary before May 15, 2005.

     3.2 The pay day of the Company will be between the first and the fifth days of each month and, if such days are during a holiday period, then the pay day will be the first working day after the holiday period.

     3.3 The Company's employees shall pay personal income taxes pursuant to regulations of the government tax agency, and the Company shall deduct a corresponding amount from the

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monthly salary of each employee and pay that amount on behalf of the employee to the relevant tax agency.

     3.4 In addition to what is provided for under the foregoing Article 3.3, the Company shall have the right to deduct from the employees' salaries for other purposes in accordance with laws and regulations of the State.

     3.5  Stock option.

          (a) The Company allocates 600,000 shares of its current stock options to Mr. Bo Wu at a price of US$0.0016 per share. The conditions for exercising the options shall be subject to the Company's stock option plan.

          (b) The aforesaid stock option shall be vested in four years, that is one fourth (1/4) of the stock options shall be vested per year.

Chapter 4.  Allowances

Chapter 4.  Rewards and Penalties

     4.1 The VP/COO shall abide by various rules and regulations stipulated by the Company under the law.

     4.2 Without written consent of the Company, the VP/COO shall not accept money, gift or any other kinds of benefits from any customer, collaborating company or other related company.

     4.3 The VP/COO shall serve the Company faithfully and competently during the Term of Employment, and the Company will not permit the VP/COO to engage in any other job during the Term of Employment.

     4.4 The Company shall impose penalties on the VP/COO pursuant to regulations of the Company, if the VP/COO violates the Company's rules or regulations.

Chapter 5.  Confidentiality and Non-Competition


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     5.1  The VP/COO shall safeguard the intellectual property rights of the
Company, abide by relevant confidentiality agreements to which the Company is a party regarding manufacturing technologies, marketing, and unpatented technologies, and not engage in any business or activity that is competitive with the business of the Company. Specific duties are stipulated by both Parties in a separate Intellectual Property, Confidentiality and Non-Competition Agreement. Such confidentiality and non-competition obligation remain in effect within one year after Party B quits his job in the Company.

Chapter 6.  Alteration, Rescission, and Termination of the Labor Contract

     6.1 Both parties may rescind this Labor Contract at any time within the probation period. The Company shall only need to pay Party B the salary for the current month without any allowance. If the Company unilaterally requests Party B to quit his job, Party B will have six months of the vested shares of the option in a lump sum pursuant to Article 3.5, and the remaining unvested shares of option shall be retrieved by the Company. If Party B requests to quit his job, Party A shall not be responsible for any compensation of the option.

     6.2 If, due to his own fault, Party B has committed any gross errors on the job, including without limitations violation of the Intellectual Property, Confidentiality and Non-Competition Agreement stipulated by both Parties, violation of laws or regulations of the State, infringement of shareholders' rights or interests, the Company shall have the right to rescind this Labor Contract immediately and shall only need to pay Party B the salary for the current month without any allowance. In addition, Party B shall have the vested shares of the stock option pursuant to Article 3.5(b), and the remaining unvested shares of stock option shall be retrieved by the Company.

     6.3 If Party B requests to have this Contract rescinded before the end of the Term of Employment because of personal reasons, Party B shall notify the Company in writing thirty (30) days in advance, and the Company shall pay Party B the salary for the current month but need not pay Party B any allowance. In addition, Party B shall have the vested shares of the stock option pursuant to
Article 3.5(b), and the remaining unvested shares of stock option shall be retrieved by the Company.

     6.4 During Party B's Term of Employment, if the Company deems that the VP/COO has failed to reach the expected target or achieve the expected results, the Company has the right to rescind this Labor Contract; however, the Company shall notify Party B in writing thirty (30) days in


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advance and shall pay Party B a compensation of three months of salary. In addition, Party B shall have the vested stock options pursuant to Article 3.5(b), the Company shall give Party B additional three months of vested stock options, and the remaining unvested stock options shall be retrieved by the Company.

     6.5 If the Company requests to have certain provisions of this Contract changed due to changes in objective circumstances upon which this Contract is based, or if the VP/COO requests for such a change for personal reasons, the requesting Party shall notify the other Party in writing thirty (30) days in advance, and the Contract may only be changed if both Parties agree to the changes upon consultation.

     6.6  The VP/COO may not rescind this Contract pursuant to the foregoing
Article 6.4 before all matters concerning his liabilities for breach of this Contract or the Intellectual Property, Confidentiality and Non-Competition Agreement have been cleared.

     6.7 The employment relationship between the Company and the VP/COO shall be terminated upon expiration of the Term of Employment. When this Contract is rescinded or terminated, Party B shall hand over his work to Party A. Party B shall hand over to the receiving person at Party A in excellent conditions all office utilities, equipment and facilities that Party B used and all documents that Party B worked on while working for Party A. Otherwise, Party A shall refuse to proceed with relevant termination procedures, and Party A has the right to require Party B to assume liability for breach of contract pursuant to this Contract and may require Party B to pay for liquidated damages.

     6.8 Regardless of the reasons for leaving the Company, except if the Company has committed tax evasion or has otherwise violated the law during its operation, Party B shall not


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defame or sue the Company, raid the Company for employees, or engage in any business or activity that is competitive with the Company's business.

     6.9 Upon rescission or termination of this Contract, the Company shall complete the procedures for rescinding or terminating a labor contract within a stipulated time period, unless otherwise agreed upon in this Contract.

Chapter 7.  Liability for Breach

     7.1 If either Party to this Contract is under any of the following circumstances, the Party shall be liable for breach of the Contract:

          (a) The Company violates the provisions of this Contract and unilaterally rescinds this Contract, unless otherwise provided by this Contract;

          (b) The VP/COO quits his job without the Company's consent.

     7.2 Either Party in breach of this Contract shall pay the other Party liquidated damages. The standard liquidated damages shall be equal to twice of the salary Party B actually received in the month prior to the date of the breach.

     7.3 If the liquidated damages provided for under the foregoing Article 7.2 is not enough to cover the losses of the other Party, then the breaching Party shall pay the other Party for the actual losses caused by the breach.

     7.4 The VP/COO warrants (1) that all the relevant information he provides to the Company, including without limitations his identification, address, academic credentials, work experiences and professional skills are true; (2) that, by working for the Company and by entering into this Labor Contract with the Company, the VP/COO does not violate any agreement on confidentiality or non-competition entered into with his previous employer or any other company or individual. If


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the VP/COO breaches this warranty, the Company has the right to rescind this
Contract and demand that the CFO compensate the Company for any losses due to the breach.

Chapter 8.  Miscellaneous

     8.1 The Employment Handbook and other rules and regulations of the Company are part of this Labor Contract.

     8.2 This Contract has two counterparts, one for the Company, one for the employee. This Contract shall become effective upon execution by both Parties. Both counterparts shall have equal legal effect.

     8.3 If any of the provisions of this Contract conflicts with laws and regulations of the State, the provision shall be superseded by the laws and regulations of the State.



     IN WITNESS WHEREOF, the Parties have executed this Labor Contract.

     Party A: China Finance Online (Beijing) Co., Ltd. [/s/ COMPANY SEAL]


     (Seal)
     /s/ Jun Ning
     _____________________________
     Authorized representative


     Date: May 17, 2004



     Party B: Bo Wu


     /s/ Bo Wu                                   May 17, 2004
     _____________________________               __________________________
     Signature                                   Date


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   INTELLECTUAL PROPERTY RIGHTS, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

      This agreement is entered into between the Parties as below on the date of May 10, 2004.


      Party A: China Finance Online Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the People's Republic of China (the "PRC")


      Party B: Mr. Bo Wu, a citizen of the PRC having the identification number of 340104196910292070, with residential address at No. 26-2204, 99 Puming Road, Pudong, Shanghai, 200120.





      WHEREAS, Party B is an employee of Party A and has access to the research and development achievements and various types of confidential information related to technology, markets, customers, etc. owned by Party A; and


      WHEREAS, the Parties wish to protect Party A's intellectual property rights and business secrets and safeguard both Parties' interests.


      NOW, THEREFORE, the Parties agree as follows:





ARTICLE I INTELLECTUAL PROPERTY RIGHTS

      1.1 Technical achievements

      1.1.1 Technical achievements

      During the period when Party B is employed by Party A and for one year after both Parties terminate their employment relationship, all technical achievements, including, but not limited to, discoveries, inventions, know-how, concepts, processes, products, methods and renovations (hereinafter referred to as "technical achievements"), related to the businesses, products, programs and services of Party A that are contemplated, developed and accomplished by Party B, whether independently or jointly with others, shall be deemed Party A's technical achievements and absolute property and all the corresponding rights including intellectual property rights shall belong solely to Party A.

      1.1.2 Safekeeping of materials

      Party B agrees to record and keep the technical achievements developed by Party A, whether independently or jointly with others, according to the formats or methods required by Party A while Party B is employed by Party A. These materials belong to Party A exclusively and Party A has the right to retrieve the above mentioned materials at any time.

      1.1.3  Application for intellectual property rights

      Party B agrees to help Party A or Party A's agents, at Party A's expense, to protect Party A's interests in the aforesaid technical achievements and their related intellectual property rights by appropriate means in any countries, including by disclosing all relevant information and data and by executing all relevant legal documents. Party B agrees that the relevant legal documents executed according to the aforesaid obligations shall survive the termination of the



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employment relationship between the Parties. If Party B fails to sign the relevant legal documents due to psychological, physical or any other reasons, Party B agrees to delegate Party A or Party A's authorized person or agents as Party B's proxy to sign the aforesaid legal documents on behalf of or in the interest of Party B and to exercise other activities permitted by laws in order to obtain relevant patents, copyrights and other intellectual property rights. The actions of the persons delegated by Party B shall have the same binding effect as Party B's action and such delegation shall be irrevocable.

      1.2 Prior achievements


      Party B shall list all inventions, original works with copyrights, improvements, renovations and other business secrets (hereinafter referred to as "prior achievements") that are related to the businesses, products and research and development of Party A but not transferred to Party A prior to Party B's employment by Party A, in the appendix to this agreement. Party B agrees that Party B shall not have any "prior achievement" if Party B does not list such prior achievement in the appendix of this agreement.


      During the period Party B is employed by Party A, if Party B introduces any "prior achievements" in which Party B has ownership or interests in the products, processes and machines of Party A, Party B agrees to give Party A non-exclusive, irrevocable, permanent and global permission to produce, revise, use or sell the above products, processes, machines or related "prior achievements" and Party A shall not be required to pay any fees to Party B.


ARTICLE II. CONFIDENTIALITY

      2.1 Confidential information


      2.1.1 Party B agrees that Party A has the complete ownership of its "confidential information" regardless of the forms of storage, and Party B shall keep all such confidential information secret. "Confidential information" includes but not limited to the following:

      a. Party A's archives, including but not limited to contracts, personnel archives, administrative documents, lists of suppliers, etc.;

      b. Party A's technical materials, including but not limited to all development plans, development prospectuses, technical files, technical diagrams, drawings, formulas, models and relevant technical articles, technical reports, etc. owned by Party A;

      c. Party A's sales materials, including but not limited to all quality management methods, pricing methods, sales methods, customers' materials, etc. owned by Party A;

      d. Party A's financial materials, including but not limited to all bank account materials, stockholders' materials, investment background, etc. owned by Party A;

      e. All the intellectual property rights (including those exclusively owned by Party A, those owned by Party A and other companies or those owned by Party A now and developed by Party A in the future);

      f. Technical achievements contemplated, developed and accomplished by Party B as set forth in Article I of this agreement;

      g. Technical achievements contemplated, developed and accomplished by other employees of Party A;

      h. Any third party's confidential information which Party A has the responsibility to




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keep confidential pursuant to laws and agreements between Party A and such third party; and

      i. Any other information that Party A claims as confidential.


      2.1.2 Unprotected information:

      a. Information acquired from the public media, except in circumstances where the public learns the information because Party A fails to fulfill its confidentiality obligations; and

      b. Information that Party A legitimately obtains from a third party with whom Party A has never signed a confidentiality agreement.

      2.2 Implementation of confidentiality agreement

      2.2.1 Party B has the responsibility and duty to keep confidential all confidential information and to abide by and strictly implement all confidentiality regulations;

      2.2.2 Party B shall not provide or disclose confidential information to any third parties (including irrelevant employees of Party A) without Party A's written approval;

      2.2.3 Party B shall not use confidential information for any purpose other than for fulfilling Party A's assignments or responsibilities;

      2.2.4 Party B shall not copy confidential information other than for the purposes of job requirements. If confidential information has to be copied due to work requirements, the copies (including but not limited to files, discs, CDs, computer memories, etc.) are exclusively owned by Party A and Party B shall clearly mark the copies and protect and manage the copies;

      2.2.5 Party B shall not take any media carrying confidential information (including but not limited to files, discs, CDs, computer memories, etc.) out of Party A's offices without Party A's written approval;

      2.2.6 Party B shall not talk about the content of any confidential information in public or through public media (including but not limited to telephones, e-mail, internet, etc.). If Party B must deliver confidential information through public media, Party B shall adopt confidentiality measures such as encryption, passwords, dispersion, etc. according to Party B's confidentiality requirements;

      2.3 Return and destruction of confidential files

      2.3.1 Party B shall return or destroy confidential information at the request of Party A.

      2.3.2 If Party A does not set forth specific requirements, Party B shall return confidential information to Party A within three working days after the use of the confidential information.

      2.3.3 When Party B terminates the employment relationship with Party A, Party B shall return all original files and copies that contain, represent, display, record or constitute confidential information, including but not limited to devices, records, data, notes, reports, proposals, business cards, letters, specifications, drawings, equipment, materials, etc. to Party A. Party B agrees to sign Appendix II of this agreement as a "Letter of Guarantee".

      2.4 Information about prior employers


      Party B agrees that Party B shall not inappropriately use or disclose the confidential



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information or business secrets of any other individuals or institutions in which Party B has worked as a part-time employee in the past or where Party B works now when Party B works for Party A. Party B shall not take the aforesaid confidential information or relevant unpublicized information to Party A.

ARTICLE III NON-COMPETITION

      3.1 Party B agrees to neither directly or indirectly be involved in businesses in competition against Party A or develop products identical or similar to those of Party A for third parties on behalf of himself or, in his capacity as owner, manager, shareholder, advisor, director, official, partner, employee, etc. of any other business entities while Party B works for Party A or within one year after the termination of the employment relationship between both Parties.

      3.2 During the one year after the termination of the employment relationship between both Parties, Party B shall neither abet, solicit, attempt to employ or employ any of Party A's current employees (including those people employed by Party A from six months before the termination of the employment relationship between both Parties to six months after the termination of such employment relationship), nor assist other individuals or entities to employ the aforesaid people or encourage any employees of Party A to terminate their employment contracts with Party A.

      3.3 During the one year after the termination of the employment contract between both Parties, Party B shall not remove or try to remove any customers or potential customers from Party A.

      3.4 If Party B violates any terms of this article, the content of the article shall continue to be effective for one year after the date on which Party B breached the article.

ARTICLE IV NOTIFICATION OF PARTY B'S NEW EMPLOYER

      Party B agrees that Party A has the right to notify Party B's new employer of Party B's rights and obligations under this agreement after the termination of the employment relationship between both Parties.

ARTICLE V RESPONSIBILITIES UPON DEFAULT

      Both Parties agree that any defaulting activities on the part of Party B will cause material or irrevocable damage to Party A. Therefore, Party A has the right to take all legal measures to reduce the losses to Party A brought about by Party B's violation of this agreement. Party B shall pay for all economic losses suffered by Party A and take all legal responsibilities.

ARTICLE VI DISPUTE RESOLUTION

      6.1 All disputes from the implementation of this agreement or related to this agreement shall be resolved through friendly consultation between both Parties.

      6.2 If negotiation fails to settle the dispute, either Party has the right to make an arbitration application to the Beijing Arbitration Commission. The arbitration shall be the final verdict and have binding force on both Parties.

ARTICLE VII RIGHTS RESERVATION

      7.1 If one Party does not exercise its rights or take actions in response to the defaulting acts of the other Party, it shall not be regarded as renouncing its rights or abstaining from



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pursuing the other Party's defaulting responsibilities or duties.


      7.2 If one Party renounces its rights against the other Party or abstains from pursuing the other Party's breaches, it shall not be regarded as renouncing any other rights or abstaining from investigating and affixing responsibility of other breaches.


      7.3 All renouncements of rights must be in writing.


ARTICLE VIII MISCELLANEOUS


      8.1 Any revision of this agreement shall take effect only after negotiation and signature by both Parties;


      8.2 If the articles of this agreement are in conflict with the articles of other agreements and contracts between both Parties, the articles of this agreement shall control;


      8.3 The titles in this agreement are used only for convenience of reading and shall not affect the meaning of this agreement.


      8.4 If an article of this agreement is ruled to be invalid, illegal or inapplicable according to laws and regulations, the validity, legality and execution of other articles of this agreement shall not be affected.


      8.5 The agreement shall be binding in the principle as below: the binding effects of the agreement shall not be affected by the length of employment between the Parties, the reason for terminating the employment relationship between the Parties and the amount of Party B's remuneration or salaries paid by Party A. Party B shall still be liable to his/her obligations under the agreement after the termination of the employment between the Parties for whichever reasons. No amendment or changes of the agreement shall be made upon the termination of the employment.


ARTICLE IX GOVERNING LAW


      9.1 The establishment, validity, explanation, execution and dispute settlement of this agreement shall be governed by the laws and regulations of the People's Republic of China.


ARTICLE X NOTICE


      10.1 Any notice or communication required or allowed under this agreement, regardless of the communication method, shall take effect upon actual delivery.


      10.2 The "actual delivery" in the above article refers to the arrival of any notice at the legal domicile, residence or mailing address of the receiving Party.


      10.3 If a Party alters its notification address or mailing address, it shall notify the other Party of its new address within three days after the alteration. Otherwise, the defaulting Party shall be held responsible for all consequent legal liabilities.


ARTICLE XI ENTIRE AGREEMENT


      This agreement and all of its appendices constitutes the entire agreement agreed upon by the Parties and supersedes all prior oral or written negotiations, representations or agreements reached by the Parties.



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ARTICLE XII VALIDITY AND TERM


      12.1 This agreement shall take effect after both Parties sign and affix seals on the agreement.


      12.2 This agreement shall be effective until the employment relationship between both Parties is terminated. However, during the one year after the termination of this agreement, any confidential information of Party A known to Party B before the termination of the agreement shall be handled according to this agreement. Meanwhile, the articles which are agreed to survive the termination of the employment relationship between both Parties shall remain binding upon the Parties.


      12.3 The agreement shall be executed in two counterparts and one counterpart shall be retained by each party. The two counterparts shall have equal validity and legal effect.





      Party A: China Finance Online Co., Ltd.


      /s/ COMPANY SEAL
      /s/ Jun Ning
      _____________________________
      (Authorized representative)


      Date: May 17, 2004







      Party B: Mr. Bo Wu


      /s/ Bo Wu
      ____________________________


      Date: May 17, 2004





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                                                                      APPENDIX I





                      LIST OF PARTY B'S PRIOR ACHIEVEMENTS

                                                                     APPENDIX II


                               LETTER OF GUARANTEE


       I, ______________, hereby guarantee that I have returned and no longer hold any original files or copies that contain, represent, display, record or make use of confidential information, including devices, records, data, notes, reports, proposals, name lists, letters, specifications, drawings, equipment, materials, etc., to __________________________ (hereinafter referred to as "the Company").


      I further guarantee that I have abided by all the articles of the Agreement of Intellectual Property Rights, Confidentiality and Non-competition (hereinafter referred to as "the Agreement") executed by me and the Company, including making reports to the Company about any technical achievements developed by me alone or collectively with others.


      I further agree that I will continue to abide by the regulations of the Agreement and keep the confidential information selected by the Agreement highly confidential.


      I further agree that I will neither employ any employees of the Company, nor solicit, encourage or abet any employees to terminate their employment contracts with the Company in any form or in any other's name during the 12 months after my the date of my execution of this letter of guarantee.




                                        Signed By:




                                        Date: